                                                     Filed pursuant to Rule 433.
                       Registration Statement Nos. 333-162193 and 333-162193-01.
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NYSE Arca: TRND
Introducing
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RBS US Large Cap TrendpilotTM
Exchange Traded Note (TRND)

Pacer Financial has recently been engaged by RBS N.V. as its U.S. sales and marketing wholesaler to introduce the RBS US Large Cap TrendpilotTM ETN to the marketplace.

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For more information visit www.rbs.com/etnUS or call our sales team at Pacer
Financial | Toll Free: 855-727-3877

For Financial Intermediary Use Only -- Not for Use with the Investing Public.

Investors should carefully consider the investment objectives, risks, charges and expenses of any security before investing. The prospectus and pricing supplement contains this and other information about the security. Please visit us at www.rbs.com/etnUS to download a prospectus.